Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS NET INCOME OF $8.4 MILLION ON REVENUE OF $119.9
MILLION IN THE SECOND QUARTER OF 2005

HUNT VALLEY, MD, JULY 29, 2005 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the second quarter ended June 30, 2005.  Net sales and income from continuing operations include the results of the Company’s Defense and Energy segments.  The Defense segment, which operates through AAI Corporation (“AAI”, a wholly-owned subsidiary of the Company), and its subsidiaries, has four product lines consisting of Unmanned Aerial Vehicles (“UAV Systems”), Engineering and Logistics Services (“Services”), Test and Training Systems, and Advanced Programs.  The Energy segment is conducted through the Detroit Stoker Company, a wholly-owned subsidiary of the Company.  Results from the Company’s remaining Transportation operations are reported as discontinued operations.

Financial Results for the Second Quarter of 2005

Net sales from continuing operations for the three months ended June 30, 2005 increased 9.5% to $119.9 million from $109.6 million for the three months ended June 30, 2004.

The gross margin percentage for continuing operations decreased to 25.3% in the second quarter of 2005 from 25.6 % during the same period in 2004, primarily due to product mix in the Defense segment.

Selling and administrative expense increased to $17.3 million, or 14.4 % of sales, in the second quarter of 2005 from  $12.0 million, or 10.9% of sales, in the second quarter of 2004.  The increase primarily relates to  the Company’s growth and restructuring activities.

Operating income decreased to $12.6, million or 10.5% of sales in the second quarter of 2005 from $16.0 million, or 14.6% of sales, in second quarter of 2004.  During the second quarter of 2004, the Company’s UAV Systems realized the favorable resolution of technical risks and production efficiencies  which positively impacted 2004 operating income by approximately $4.4 million.  Excluding this favorable impact, operating income in the second quarter 2004 would have been $11.6 million, or 10.6% of sales.  Pursuant to U.S. Government procurement standards, costs accumulated under long-term development and production contracts include costs of product and service revenue, and general and administrative expenses.  Accordingly, the Company believes operating income provides a meaningful measure of performance.

Net interest expense increased $745,000 to $692,000 during the second quarter of 2005 from net interest income of $53,000 for the same period in 2004 primarily as a result of the Company’s issuance of  $120.0 million 3.75% Convertible Senior Notes in September 2004.

Income from continuing operations before income taxes in the three months ended June 30, 2005 decreased to $12.2 million from $16.1 million in the three months ended June 30, 2004.

Income from continuing operations in the second quarter of 2005 decreased to $8.3 million, or $0.60 per diluted share, from $10.3 million, or $0.78 per diluted share, in the second quarter of 2004.

Net income in the second quarter of 2005 decreased to $8.4 million, or $0.61 per diluted share, from $10.1 million, or $0.77 per diluted share, in the second quarter of 2004.

Second Quarter 2005 Results By Operating Segment - Continuing Operations

Net sales for the Defense segment in the second quarter of 2005 increased 9.9% to $111.6 million from $101.6 million for the second quarter of 2004.  The increase was primarily due to greater logistical support related to an increasing number of fielded Shadow® 200 Tactical Unmanned Aerial Vehicle (“TUAV”) Systems in 2005, increased demand for Advanced Boresight Equipment (“ABE”) Systems, the addition of the Biological Detection Systems program awarded in the third quarter of 2004, and the acquisition of ESL Defence Limited (“ESL”), in the second quarter of 2005.

The Defense segment’s gross margin percentage decreased to 24.3 % in the second quarter of 2005 from 24.6% in the second quarter of 2004.  This decrease is mainly due to a product mix that included a higher volume of support/services type contracts in the 2005 second quarter.

Selling and administrative expense in the Defense segment increased to $15.2 million, or 13.6 % of sales, in the second quarter of 2005 from $9.8 million, or 9.7% of sales, in the second quarter of 2004. The $5.4 million increase was primarily due to $1.6 million higher research and development expense and bid and proposal costs, $1.6 million of restructuring charges for facility closure costs and severance related to the reorganization of the Defense segment’s fluid test systems product area, $0.9 million of increased legal expenses, $0.7 million of general and administrative expenses incurred by the recently acquired ESL, and other net expenses of $0.6 million associated with the general volume increase in the Defense segment’s business.

Operating income in the Defense segment decreased to $11.7 million, or 10.5% of sales, in the second quarter of 2005 from $15.0 million, or 14.8% of sales, in second quarter of 2004.  During the second quarter of 2004, the Company’s UAV Systems realized the favorable resolution of technical risks and production efficiencies which positively impacted operating income by approximately $4.4 million.  Excluding this favorable impact, operating income in the second quarter 2004 would have been $10.6 million, or 10.5% of sales.

Pre-tax income from the Defense segment decreased $2.8 million to $12.2 million in the second quarter of 2005 from $15.0 million in the second quarter of 2004.

Net sales for the Energy segment in the second quarter of 2005 were $8.3 million, an increase of $0.3 million, or 3.9%, from the second quarter of 2004.  The Energy segment’s gross margin percentage decreased to 37.4% in the second quarter of 2005 from 38.1% during the second quarter of 2004.  The decrease was primarily due to restructuring activities and higher raw material prices.  The Energy segment’s pre-tax income in the second quarter of 2005 decreased to  $0.9 million from a pre-tax income of $1.1 million in the second quarter of 2004.  This decrease in the Energy segment’s results for the second quarter of 2005 was primarily due to the lower product margins.

Financial Results for the Six Months Ended June 30, 2005

Net sales from continuing operations for the six months ended June 30, 2005 increased 19.0% to $227.5 million from $191.2 million for the six months ended June 30, 2004.

The gross margin percentage for continuing operations increased to 24.8% for the six months ended June 30, 2005 from 23.8% for the six months ended June 30, 2004.

Selling and administrative expense increased to $31.0 million, or 13.6 % of sales, in the six months ended June 30, 2005 from $22.2 million, or 11.6% of sales, in the six months ended June 30, 2004.  The increase primarily relates to the Company’s growth and restructuring activities.

Operating income increased to $25.0 million, or 10.9% of sales in the six months ended June 30, 2005, from $23.2 million, or 12.1% of sales for the first six months of 2004.  During the second quarter of 2004, the Company’s UAV Systems realized the favorable resolution of technical risks and production efficiencies which positively impacted 2004 operating profit by approximately $4.4 million.  Excluding this favorable impact, operating income in the first six months in 2004 would have been $18.8 million, or 9.8% of sales.

Net interest expense increased $1.6 million to $1.5 million in the six months ended June 30, 2005 compared to net interest income of  $0.1 million in the six months ended June 30, 2004 primarily as a result of the Company’s issuance of  $120.0 million 3.75% Convertible Senior Notes in September 2004.

Income from continuing operations before income taxes in the six months ended June 30, 2005 increased 34.3% to $31.4 million from $23.4 million in the six months ended June 30, 2004.

Income from continuing operations in the six months ended June 30, 2005 increased $5.9 million to $20.9 million, or $1.44 per diluted share, from $15.0 million, or $1.13 per diluted share, in the six months ended June 30, 2004.

Net income in the six months ended June 30, 2005 increased to $21.1million, or $1.45 per diluted share, from $14.4 million, or $1.08 per diluted share, in the six months ended June 30, 2004.

Results by Operating Segment – Continuing Operations for the Six Months Ended June 30, 2005

Net sales for the Defense segment during the six months ended June 30, 2005 increased 20.1% to $211.8 million from $176.4 million during the six months ended June 30, 2004.  This increase was primarily due to higher production and logistics support in UAV Systems, increased demand for ABE Systems, and the Biological Detection System Program that was awarded in the third quarter of 2004, and the acquisition of ESL in the second quarter of 2005.

The gross margin percentage for the Defense segment increased to 24.0% in the six months ended June 30, 2005 from 22.6% in the six months ended June 30, 2004.  The increase in the gross margin percentage is primarily due to  increased efficiencies from the UAV, and Test and Training Systems product lines as well as the ESL acquisition during the first half of 2005.

Selling and administrative expenses in the Defense segment in the six months ended June 30, 2005 increased to $26.6 million, or 12.5% of sales, from $17.8 million, or 10.1 % of sales, during the six months ended June 30, 2004.  The $8.8 million increase was primarily due to $3.2 million for higher research and development expenses and bid and proposal costs to support the Defense segment’s growth, $1.9 million of restructuring charges to reorganize the Defense segment’s fluid test systems product area, $0.9 million of higher legal expenses,  $0.7 million of general and administrative fees incurred by the recently acquired ESL, and  other expenses associated with the general volume increase in the Defense segment’s business.

Operating income in the Defense segment increased to $23.8 million, or 11.2% of sales, in the six months ended June 30, 2005, from $21.7 million, or 12.3% of sales, in the first six months of 2004.  During the second quarter of 2004, the Company’s UAV Systems realized the favorable resolution of technical risks and production efficiencies, which positively impacted 2004 operating income by approximately $4.4 million.  Excluding this favorable impact, operating income in the first six months of 2004 would have been $17.3 million or 9.8% of sales.

Pre-tax income from the Defense segment in the six months ended June 30, 2005 increased 42.4% to $31.7 million from $22.2 million in the six months ended June 30, 2004.  The Defense segment’s pretax income included a $7.2 million gain from the sale of undeveloped property recorded during the first quarter of 2005.

Net sales for the Energy segment during the six months ended June 30, 2005 were $15.7 million, an increase of $0.9 million, or 5.8%, from the six months ended June 30, 2004.  The Energy segment’s gross margin percentage decreased to 35.6% for the six months ended June 30, 2005 from 38.5% during the six months ended June 30, 2004.  The decrease was primarily due to restructuring activities and higher raw material prices.  The Energy segment’s pre-tax income for the six months ended June 30, 2005 decreased to $1.1 million from pre-tax income of $1.5 million for the six months ended June 30, 2004.  This decrease in the Energy segment’s results for the second quarter of 2005 was primarily due to the lower product margins.

Financial Results for Discontinued Operations

Income from the Company’s discontinued transportation operations in the second quarter of 2005 was $145,000, or $0.01 per diluted share, compared to a loss of ($190,000), or ($0.01) per diluted share for the same period in the prior year.

Income from the Company’s discontinued transportation operations for the six months ended June 30, 2005 was $193,000, or $0.01 per diluted share, as compared to a loss of ($665,000), or ($0.05) per diluted share for the same period in the prior year.

Bookings and Funded Backlog

During the second quarter of 2005, the Company received $224.6 million of new orders and/or funding for products and services, an increase of $127.5 million, or 131.4%, compared to $97.1 million for the second quarter of 2004. Bookings in the second quarter 2005 included $215.3 million in the Defense segment and $9.3 million in the Energy segment.

During the six months ended June 30, 2005, the Company received $320.4 million in new orders and funding for products and services, an increase of $147.8 million, or 85.7%, compared to $172.6 million for the six months ended June 30, 2004.   The Bookings for the six months ended June 30, 2005 included $300.9 million in the Defense segment and $19.5 million in the Energy segment.

 Funded backlog for the Company’s continuing operations was $482.8 million at June 30, 2005, an increase of $94.9 million, or 24.4%, from $387.9 million at December 31, 2004.

During the second quarter of 2005, the Company’s bookings included the following awards:

UAV Systems

•                  $139.0 million for 13 additional TUAV systems including additional equipment and components,

•                  $ 26.9 million to provide logistics support for all fielded Shadow TUAV systems including $6.3 million directly related to support Shadow TUAV systems deployed to Operation Iraqi Freedom,

•                  $9.8 million to retrofit TUAV Systems for certain engineering modifications and improvements,

•                  $3.3 million to provide two new Replacement Ground Control Stations for the US Marine Corps Pioneer UAV, and

•                  $1.4 million to develop a NATO standard compliant Ground Control Station for UAV control.

Services

•                  $16.8 million of additional funding for our Biological Detection Systems program,  and

•                  $2.3 million for a C-17 Maintenance Training Device Support Center.

Test and Training Systems

•                  $2.2 million for four Apache Helicopter ABE Systems.

Initiatives to Enhance Shareholder Value

The Company intends to complement its growth strategy for its Defense segment through select acquisitions that broaden its product and service offerings, deepen its capabilities, and allow entry into new markets. In accordance with this initiative to enhance shareholder value through select acquisitions, on April 4, 2005 the Company acquired ESL, an electronic warfare systems company based in the United Kingdom for $10.5 million.

In October 2003, Imperial Capital LLC was engaged to assist the Company in exploring strategic alternatives for Detroit Stoker, including a potential sale.  This process is ongoing and no assurance can be given regarding whether Detroit Stoker will be sold or the timing or proceeds from any such sale.

On July 15, 2005, the Company’s wholly-owned subsidiary, AAI Corporation, entered into a $100 million four-year revolving credit facility with a syndicate of six banks, consisting of SunTrust Bank, as administrative agent and issuing bank, Citibank, Key Bank, PNC Bank,  Commerce Bank and Provident Bank (the “Credit Facility”).  The Credit Facility consists of a $100,000,000 Senior Secured Revolving Credit Facility with a $100,000,000 Letter of Credit sub-facility.

Pursuant to the terms of the Credit Facility, the Company has guaranteed AAI’s obligations.  The proceeds of the Credit Facility will be used to fund future acquisitions, finance capital expenditures, provide working capital, fund letters of credit, and for other general corporate purposes.

Stock Buy-Back Program

On March 10, 2005, United Industrial’s Board of Directors authorized a new stock re-purchase plan for up to $25.0 million.  During the second quarter of  2005, the Company purchased a total of 735,345 shares for $25.0 million, at an average price of $33.97 per share, thereby completing stock purchases under this plan.

Conference Call Webcast

The Company will hold a conference call Friday, July 29, 2005, at 10:00 a.m. (EDT), to discuss its financial results for the second quarter of 2005.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aerial vehicle systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs.  The company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is likewise a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries

Consolidated Earnings Per Share

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Basic earnings (loss) per share:
Income from continuing operations before special items	$0.78	$0.80	$1.45	$1.15
Special items:
Restructuring charges	(0.09)	—	(0.11)	—
Gain on sale of property	—	—	0.38	—
Income from continuing operations	0.69	0.80	1.72	1.15
Income (loss) from discontinued operations	0.01	(0.01)	0.01	(0.05)

Net income	$0.70	$0.79	$1.73	$1.10

Weighted average number of basic shares outstanding	12,077,612	12,929,104	12,196,224	13,032,784

Diluted earnings (loss) per share:

Income from continuing operations before special items	$0.67	$0.78	$1.23	$1.13

Special items:
Restructuring charges	(0.07)	—	(0.09)	—
Gain on sale of property	—	—	0.30	—
Income from continuing operations	0.60	0.78	1.44	1.13
Income (loss) from discontinued operations	0.01	(0.01)	0.01	(0.05)
Net income	$0.61	$0.77	$1.45	$1.08

Weighted average number of diluted shares outstanding	15,546,235	13,261,679	15,680,908	13,334,224

United Industrial Corporation & Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$119,928	$109,560	$227,476	$191,208
Cost of sales	89,643	81,510	171,148	145,671
Gross profit	30,285	28,050	56,328	45,537
Selling and administrative expenses	17,315	11,970	30,950	22,198
Other operating expense, net	354	90	524	186
Total operating income	12,616	15,990	24,854	23,153
Non-operating income and (expense)
Interest income	698	66	1,749	130
Interest expense	(1,390)	(13)	(3,218)	(26)
Gain on sale of property	—	—	7,152	—
Income from equity investment in joint venture	38	45	52	60
Other income, net	215	(31)	837	88
	(439)	67	6,572	252

Income from continuing operations before income taxes	12,177	16,057	31,426	23,405
Provision for income taxes	3,876	5,734	10,501	8,360
Income from continuing operations	8,301	10,323	20,925	15,045
Income (loss) from discontinued operations, net of income taxes	145	(190)	193	(665)
Net income	8,446	10,133	21,118	14,380

Add (deduct) special items, net of tax:
Restructuring charges	1,069	—	1,337	—
Gain on sale of property	—	—	(4,649)	—
(Income) loss from discontinued operations	(145)	190	(193)	665

Net income before special items and discontinued operations	$9,370	$10,323	$17,613	$15,045

United Industrial Corporation & Subsidiaries

Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales
Defense	$111,614	$101,561	$211,771	$176,367
Energy	8,314	7,999	15,705	14,841
	$119,928	$109,560	$227,476	$191,208

Pretax income (loss) from continuing operations:
Defense	$12,212	$15,046	$31,659	$22,235
Energy	915	1,059	1,090	1,463
Other	(950)	(48)	(1,323)	(293)
	$12,177	$16,057	$31,426	$23,405

Bookings
Defense	$215,286	$88,489	$300,851	$155,633
Energy	9,273	8,562	19,542	16,921
	$224,559	$97,051	$320,393	$172,554

	June 30	December 31
	2005	2004
Funded backlog
Defense	$472,389	$380,622
Energy	10,404	7,296
	$482,793	$387,918

United Industrial Corporation & Subsidiaries

Non-GAAP Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Non-GAAP income from continuing operations before tax excluding special items
Defense	$13,771	$15,046	$26,396	$22,235
Energy	1,002	1,059	1,258	1,463
Other	(950)	(48)	(1,323)	(293)
	13,823	16,057	26,331	23,405
Add (deduct) special items, net of tax
Defense
Restructuring charges	(1,559)	—	(1,889)	—
Gain on sale of property	—	—	7,152	—
Energy
Restructuring charges	(87)	—	(168)	—
GAAP income from continuing operations before tax	$12,177	$16,057	$31,426	$23,405

EBITDA (continuing operations):
Defense	$14,094	$16,358	$35,403	$24,749
Energy	942	1,141	1,153	1,616
Other	(101)	(57)	349	(302)
	14,935	17,442	36,905	26,063
Add (deduct):
Depreciation and amortization	(2,066)	(1,438)	(4,010)	(2,762)
Interest (expense) income, net	(692)	53	(1,469)	104
Provision for income taxes	(3,876)	(5,734)	(10,501)	(8,360)
Income from continuing operations	$8,301	$10,323	$20,925	$15,045

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Free cash flow:
Cash provided by operating activities of continuing operations	$4,726	$7,267	$21,252	$15,608
Purchases of property and equipment	(4,597)	(2,821)	(12,591)	(3,482)
Proceeds from sale of property	—	—	7,555	—
Cash used in discontinued operations	142	(1,803)	(2,596)	(1,219)
Free cash flow	$271	$2,643	$13,620	$10,907

United Industrial Corporation & Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$73,912	$80,679
Marketable equitable securities	12,835	—
Securities pledged to creditors	—	124,626
Deposits and restricted cash	4,799	33,845
Trade receivables, net	61,700	46,658
Inventories	22,958	34,639
Prepaid expenses and other current assets	8,799	12,465
Assets of discontinued operations	12,261	13,545
Total current assets	197,264	346,457
Deferred income taxes	11,529	13,930
Goodwill	5,478	—
Other assets	13,496	11,953
Insurance receivable – asbestos litigation	20,343	20,343
Property and equipment, net	36,719	27,645
Total assets	$284,829	$420,328

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$970	$958
Payable under securities loan agreements	—	124,619
Accounts payable	21,493	21,664
Accrued employee compensation and taxes	16,769	13,706
Other current liabilities	9,886	14,942
Liabilities of discontinued operations	14,493	18,566
Total current liabilities	63,611	194,455
Long-term debt	121,362	122,000
Postretirement benefit obligation, other than pension	21,618	22,942
Minimum pension liability	20,028	17,513
Reserve for asbestos litigation	31,852	31,852
Total liabilities	258,471	388,762
Shareholders’ Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 11,666,306 and 12,291,951 shares outstanding at June 30, 2005 and December 31, 2004, respectively (net of shares held in treasury)	14,374	14,374
Additional capital	83,321	84,296
Retained earnings	22,148	3,499
Treasury stock, at cost, 2,707,842 and 2,082,197 shares at June 30, 2005 and December 31, 2004, respectively	(62,814)	(40,019)
Accumulated other comprehensive loss, net of tax	(30,671)	(30,584)
Total Shareholders’ Equity	26,358	31,566
Total liabilities and shareholders’ equity	$284,829	$420,328

United Industrial Corporation & Subsidiaries

Statements of Consolidated Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,118	$14,380
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(193)	665
Depreciation and amortization	4,010	2,762
Pension expense	2,515	1,923
Gain on Sale of Property	(7,152)	—
Deferred income taxes	2,816	934
Income from equity investment in joint venture	(52)	(60)
Other, net	857	39
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(12,670)	(7,260)
Decrease (Increase) in inventories	12,362	(14,001)
Decrease (Increase) in prepaid expenses and other current assets	2,846	(1,776)
(Decrease) Increase in accounts payable, accruals, and other current liabilities	(5,205)	18,002
Net cash provided by operating activities from continuing operations	21,252	15,608
Net cash (used in) provided by discontinued operations	(2,596)	(1,219)
Net cash provided by operating activities	18,656	14,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,591)	(3,482)
Proceeds from sale of available-for-sale securities	124,626	—
Purchase of marketable equitable securities	(12,684)	—
Business acquisition, net of cash acquired	(9,883)	—
Proceeds from sale of property	7,555	—
Net cash provided by (used in) investing activities	97,023	(3,482)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(638)	—
Repayment of Collateral received in securities lending transaction	(124,619)	—
Proceeds from exercise of stock options	1,208	2,862
Decrease in deposits and restricted cash	29,046	—
Purchases of treasury shares	(24,978)	(10,486)
Dividends paid	(2,465)	(2,609)
Net cash used in financing activities	(122,446)	(10,233)

(Decrease) increase in cash and cash equivalents	(6,767)	674
Cash and cash equivalents at beginning of period	80,679	24,138
Cash and cash equivalents at end of period	$73,912	$24,812